Exhibit 99.1

Media Contacts:	Paul Capelli/Owen Davis
508-253-8530/8468

Investor Contacts:	Laurel Lefebvre/Chris Powers
508-253-4080/4632

Staples Completes Tender of 100 Percent of
Corporate Express U.S. Finance Inc.’s Senior Subordinated Notes

FRAMINGHAM, Mass., July 17, 2008 — Staples, Inc. (Nasdaq: SPLS) and its wholly owned subsidiary, Staples Acquisition B.V., today announced the successful completion of the previously announced cash tender offer (the “Offer”) for all of the outstanding 8.25 percent senior subordinated notes due July 1, 2014 (the “2014 Notes”) and 7.875 percent senior subordinated notes due March 1, 2015 (the “2015 Notes”) of Corporate Express U.S. Finance Inc. (formerly known as Buhrmann U.S. Inc.).  The Offer was made in connection with Staples’ acquisition of Corporate Express N.V.

A total of $150.0 million of the 2014 Notes and related consents (representing 100 percent of the outstanding 2014 Notes) and $150.0 million of the 2015 Notes and related consents (representing 100 percent of the outstanding 2015 Notes) were tendered prior to the expiration of the Offer.  Staples Acquisition has accepted for purchase all of the 2014 Notes and all of the 2015 Notes tendered pursuant to the Offer for a total purchase price of approximately $335.8 million, including accrued interest.

Lehman Brothers Inc. is acting as dealer manager for the tender offer and as solicitation agent for the consent solicitation. Questions about the tender offer or the consent solicitation may be directed to Lehman Brothers Inc. at 1-800-438-3242 (toll free) or 1-212-528-7581 (collect). Requests for copies of the related documents may be directed to Georgeson, which has been appointed as the information agent for the tender offer and consent solicitation, at 1-866-201-4446 (toll free).

About Staples

Staples, the world’s largest office products company, is committed to making it easy for customers to buy a wide range of office products, including supplies, technology, furniture, and business services.  With $27 billion in sales, Staples serves businesses of all sizes and consumers in 27 countries throughout North and South America, Europe, Asia and Australia.  In July 2008, Staples acquired Corporate Express, one of the world’s leading suppliers of office products to businesses and institutions.  Staples invented the office superstore concept in 1986 and is headquartered outside Boston.  More information about Staples (Nasdaq: SPLS) is available at www.staples.com.

Certain information contained in this news release may constitute forward-looking statements for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to the statements as to Staples’ intentions with respect to the offer to acquire Corporate Express. Actual future events may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the fact that the offer made by Staples or any other acquisition of Corporate Express will be consummated and those other factors discussed or referenced in our most recent annual reports on Form 10-K filed with the SEC, under the heading “Risk Factors” and elsewhere, and any subsequent periodic reports filed by us with the SEC. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

Important Legal Information

This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Corporate Express U.S. Finance Inc. Any offers to purchase or solicitation of offers to sell Corporate Express U.S. Finance Inc. notes will be made only pursuant to the Offer to Purchase. Corporate Express U.S. Finance Inc. noteholders are advised to read the Offer to Purchase, the related Consent and Letter of Transmittal and any other documents relating to the tender offer and consent solicitation in their entirety because they contain important information. Corporate Express U.S. Finance Inc. noteholders may obtain copies of these documents for free by calling Georgeson, the information agent for the offer, at 1-866-201-4446 (toll free).